Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Wendy E. Lane, Arthur H. Rubenstein and M. Keith Weikel to Retire from
Board of Directors at the End of Their Current Terms;
D. Gary Gilliland Named to the Board of Directors Effective April 1, 2014

Burlington, NC, March 31, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that Drs. Arthur H. Rubenstein and M. Keith Weikel will retire from the Board at the conclusion of their current term on May 14, 2014 pursuant to the Board’s mandatory retirement policy and Wendy E. Lane has also informed the Board of Directors of her decision to retire from the Board at that time. The Company also announced that D. Gary Gilliland, M.D., Ph.D. has been appointed to its Board of Directors, effective April 1, 2014.

Drs. Rubenstein and Weikel will retire from the Board pursuant to the Company’s mandatory retirement policy which provides that when a director reaches the age of 75 he or she shall not be eligible to stand for re-election at the next regularly scheduled annual shareholder meeting. In addition, Ms. Lane has informed the Board that she has decided not to stand for re-election to the Board of Directors to pursue other professional interests, including other board opportunities.

Dr. Rubenstein has served as a Director of LabCorp since 2004, serving as Chair of the Quality and Compliance Committee since 2008. Dr. Weikel has served as a Director of LabCorp since 2003 and as Chair of the Compensation Committee since 2008. Ms. Lane has served as Director of LabCorp since 1996, serving on the Compensation, Audit and Nominating and Corporate Governance Committees. She served as the Chair of the Audit Committee from 2003 to 2008.

“Arthur, Keith and Wendy have been exceptional Board members and have made tremendous contributions to LabCorp during their years of service,” said David P. King, Chairman and Chief Executive Officer. “Each has served with distinction, both as a Board member and as Chair of an important Board Committee. On behalf of the Board and LabCorp, I wish to express our gratitude for their invaluable leadership and years of dedicated service to the Company. At the same time we are committed to Board renewal and succession planning, and these changes reflect that ongoing process.”

“We are also delighted to announce that Dr. Gary Gilliland has accepted our invitation to join the LabCorp Board of Directors, effective April 1, 2014,” Mr. King said. “Gary’s expertise in cancer genetics and his experience working within medical communities ranging from academia to the pharmaceutical industry position him to provide a practical and balanced perspective to the Board.” Dr. Gilliland is the inaugural Vice Dean and Vice President for Precision Medicine at the Perelman School of Medicine at the University of Pennsylvania, where he is responsible for synthesizing research and clinical-care initiatives across all medical disciplines including cancer, heart and vascular medicine, neurosciences, genetics and pathology, in order to create a national model for the delivery of precise, personalized medicine.

From 2009 until he joined Penn Medicine, Dr. Gilliland was Senior Vice President of Merck Research Laboratories and Oncology Franchise Head. At Merck, Dr. Gilliland oversaw first-in-human studies, proof-of-concept trials, and Phase II/III registration trials, and managed all preclinical and clinical oncology licensing activities. Prior to joining Merck, Dr. Gilliland was a member of the faculty at Harvard Medical School for nearly 20 years, where he served as Professor of Medicine and a Professor of Stem Cell and Regenerative Biology. He was also an Investigator of the Howard Hughes Medical Institute from 1996 to 2009, Director of the Leukemia Program at the Dana-Farber/Harvard Cancer Center from 2002 to 2009, and Director of the Cancer Stem Cell Program of the Harvard Stem Cell Institute from 2004 to 2009. Dr. Gilliland has a Ph.D. in Microbiology from UCLA and an M.D. from UCSF. He is Board Certified in Internal Medicine, including Hematology and Medical Oncology, by the American Board of Internal Medicine® and had his Fellowship training in Hematology and Medical Oncology, all at Harvard Medical School.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2013.